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                                                                EXHIBIT 5.1

                                  May 31, 1995


Egghead, Inc.
22011 S.E. 51st St.
P.O. Box 7004
Issaquah, WA  98027

        RE:    REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

        We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 3,466,780 shares of common stock, par value $.01 per share (the "Shares"), 3,291,780 of which may be issued upon the exercise of stock options granted or to be granted pursuant to the Egghead, Inc. 1993 Stock Option Plan and 175,000 of which may be issued upon the exercise of stock options granted or to be granted pursuant to the Egghead, Inc. Nonemployee Director Stock Option Plan (together, the "Plans"). We have examined the Registration Statement and such documents and records of Egghead, Inc. and other documents as we have deemed necessary for the purpose of this opinion.

        Based upon and subject to the foregoing, we are of the opinion that the Shares that may be issued upon the exercise of stock options granted or to be granted pursuant to the Plans have been duly authorized and that, upon the due execution by Egghead, Inc. and the registration by its registrars of the Shares and the sale thereof by Egghead, Inc. in accordance with the terms of the Plans, and the receipt of the consideration therefor in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                 Very truly yours,

                                  PERKINS COIE